Execution Version

VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”) dated September 16, 2016 is entered into by and among Supernova Investment Ltd., a private company limited by shares incorporated under the laws of the Republic of Mauritius (“Parent”), Starman Limited, an exempted company with limited liability incorporated under the Laws  of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the other Rollover Shareholders named in the merger agreement and plan of merger dated September 12, 2016 (the “Merger Agreement”) among Parent, Merger Sub and Actions Semiconductor Co., Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”).
Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
WHEREAS, the Rollover Shareholders are parties to a consortium agreement dated May 18, 2016, as supplemented by a deed of adherence dated July 8, 2016 and a deed of adherence dated August 15, 2016 (as amended and supplemented from time to time, the “Consortium Agreement”), pursuant to which the Rollover Shareholders have agreed that Parent will be negotiating with the special committee of the board of directors of the Company on behalf of the Rollover Shareholders on the acquisition of the Company through a merger.
WHEREAS, as representative of the Rollover Shareholders, Parent has entered into the Merger Agreement, which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger and being owned by the Rollover Shareholders (including Parent) upon the terms and subject to the conditions set forth in the Merger Agreement.
WHEREAS, each Rollover Shareholder beneficially owns the number of Shares set forth opposite the name of such Rollover Shareholder in Annex A-1 (such Shares, together with any other Shares (whether held beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the respective Rollover Shareholder’s obligations under this Agreement, being collectively referred to herein as such Rollover Shareholder’s “Rollover Shares”).
WHEREAS, in connection with the Merger, each of the Rollover Shareholders agrees and acknowledges that each Rollover Share will, at the Effective Time, continue to exist and automatically become one fully paid and non-assessable ordinary share, par value of $0.000001 each, of the Surviving Company, so that the issued share capital of the Surviving Company will consist solely of shares held by the Rollover Shareholders in the number set forth opposite their names in Annex A-2.
WHEREAS, as a condition and inducement to the willingness of the Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the other Rollover Shareholders (each, a “Supporting Shareholder”) to enter into this Agreement, and the Supporting Shareholders have confirmed with Parent that they will enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

VOTING OF ROLLOVER SHARES
Section 1.01     Voting Undertaking
At the Shareholders’ Meeting and any other meeting of the shareholders of the Company called to seek the Requisite Company Vote or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect of the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, each Rollover Shareholder shall appear at the meeting, in person or by proxy, or otherwise cause his or her Rollover Shares to be counted as present thereat for purposes of establishing a quorum, and he or she shall vote or consent (or cause to be voted or consented), in person or by proxy, all of his or her Rollover Shares:
(a)     in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and

(b)     against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of such Rollover Shareholder contained in this Agreement.

Section 1.02     No Revocation
Each Rollover Shareholder further affirms that the undertaking in Section 1.01 may under no circumstances be revoked.
ARTICLE II

OWNERSHIP OF ROLLOVER SHARES
Section 2.01     The Merger
Each Rollover Shareholder shall accept, in accordance with the terms of the Merger Agreement and by virtue of the Merger, that its Rollover Shares will, at the Effective Time, continue to exist and will automatically become one fully paid and non-assessable ordinary share, par value of $0.00001 each, of the Surviving Company.
Section 2.02     Other Actions
Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 1.01), each Rollover Shareholder shall not:
(a)     tender any Shares or other equity securities of the Company into any tender or exchange offer;

(b)     transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, any Shares or right or interest therein (any of the foregoing being referred to as a “Transfer”);

(c)     enter into any contract, option or other agreement, arrangement or understanding or grant any consent with respect to any Transfer of Shares;

(d)     grant any proxy or power-of-attorney with respect to any of the Rollover Shares;

(e)     deposit any of the Rollover Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Rollover Shares; or

(f)     take any other action that would be inconsistent with, or would restrict, limit or interfere in any material respect with, the performance of any Rollover Shareholder’s obligations hereunder or the transactions contemplated hereby or under the Merger Agreement, including the Merger.

Each Rollover Shareholder agrees that any purported Transfer in violation of this Section 2.02 will be treated for all purposes as null and void.
Section 2.03     Notice of Ownership Changes
Each Rollover Shareholder shall promptly (and in any event within 24 hours) notify Parent of any new Shares with respect to which beneficial ownership is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof.  Any such Shares shall automatically become subject to the terms of this Agreement, and the Agreement shall hereto be deemed amended accordingly.
Section 2.04     No Exercise of Dissenting Rights
Each Rollover Shareholder waives and agrees not to exercise any right of appraisal, right to dissent or other similar right with respect to the Merger.
Section 2.05     Contracts in respect of the Shares
Each Supporting Shareholder shall not, directly or indirectly through its Affiliates, enter into any Contracts, arrangements or understandings with respect to the Rollover Shares or any other security of the Company with any other party.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Rollover Shareholder, severally and not jointly, hereby represents and warrants to the other parties that the following is true and correct as of the date hereof and will remain true and correct in all material respects throughout the term of this Agreement, as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct as of such earlier date, and except for inaccuracies resulting from events beyond the control of such Rollover Shareholder (and in any case such Rollover Shareholder shall promptly inform the other parties of such inaccuracies):
Section 3.01     Ownership of Rollover Shares
(a)     Annex A-1 correctly sets forth the number of Shares that is beneficially owned (as such term is used in Rule 13e-3 promulgated under the Exchange Act) by such Rollover Shareholder;

(b)     Such Rollover Shareholder owns such Rollover Shares free and clear of all Encumbrances;

(c)     Except as set forth in Annex A-1, such Rollover Shareholder does not beneficially own (as such term is used in Rule 13e-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other securities of, or any other economic interest (through derivative securities or otherwise) in the Company; and

(d)     Such Rollover Shareholder has the sole right to vote or direct the voting of such Rollover Shares and the sole power to demand dissenter rights and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Rollover Shares, with no limitations, qualifications or restrictions on such rights.

Section 3.02     Authority Relating to this Agreement
Such Rollover Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by the Merger Agreement (the “Merger Transactions”). The execution and delivery of this Agreement by such Rollover Shareholder has been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of such Rollover Shareholder are necessary to authorize this Agreement or to consummate the Merger Transactions. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder, and assuming due authorization, execution and delivery by such Rollover Shareholder, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 3.03     No Conflict
The execution and delivery of this Agreement by such Rollover Shareholder, the performance by such Rollover Shareholder of its obligations hereunder and, to such Rollover Shareholder’s knowledge and to the extent related to the Rollover Shares held by such Rollover Shareholder, the consummation of the Merger Transactions will not:

(a)     conflict with or violate the memorandum and articles of association of such Rollover Shareholder,
(b)     conflict with or violate any Law applicable to such Rollover Shareholder or by which any property or asset of such Rollover Shareholder is bound or affected,
(c)     result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Rollover Shareholder pursuant to, any Contract or obligation to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected;
except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Merger Transactions by such Rollover Shareholder or be materially adverse to the ability of such Rollover Shareholder to perform its material obligations under this Agreement (an “Adverse Impact”).
Section 3.04     Reliance by Parent and Merger Sub
Such Rollover Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.
Section 3.05     Required Filings and Consents
The execution and delivery of this Agreement by such Rollover Shareholder does not, and the performance of this Agreement by such Rollover Shareholder and, to such Rollover Shareholder’s knowledge and to the extent related to the Rollover Shares held by such Rollover Shareholder, the consummation of the Merger Transactions will not, require any consent, approval, authorization or permit of, or filing or notification to, any Governmental Authority (“Requisite Regulatory Approval”), except for any Requisite Regulatory Approval that would not, individually or in the aggregate, have an Adverse Impact.
Section 3.06     Brokers
No broker, finder, investment banker or similar intermediary is entitled to any brokerage, finders, investment banking or financial advisory fees or commissions or other similar payments, in connection with the Merger Transactions based upon arrangements made by or on behalf of such Rollover Shareholder.
Section 3.07     Absence of Litigation
There is no Action pending, or to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder that has or would reasonably be expected to be an Adverse Impact, and such Rollover Shareholder is subject to any Binding Order that has or would reasonably be expected to have an Adverse Impact.

Section 3.08     Solvency
Such Rollover Shareholder has not taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency Law. Such Rollover Shareholder is not and will not, as of the date hereof and after giving effect to the Merger Transactions, be Insolvent.
Section 3.09     Contracts with Other Rollover Shareholders
Except for the Consortium Agreement, the joint filing agreement relating to the filing of the Schedule 13D and subsequent amendments, this Agreement and, in the case of Parent, the Merger Agreement, such Rollover Shareholder is not a party, directly or indirectly through its Affiliates, to any Contracts, arrangements or understandings with respect to any security of the Company with any other party.
ARTICLE IV

ACKNOWLEDGEMENTS; OTHER UNDERTAKINGS
Each Supporting Shareholder, severally and not jointly, hereby agrees with Parent and Merger Sub, and undertakes to the other parties the following:
Section 4.01     Consortium Agreement
Each Supporting Shareholder acknowledges that the structure of the Merger contemplated under the Consortium Agreement has been modified so that no holding company will be formed by the Consortium, but that the Consortium Agreement will continue to be in effect and such Supporting Shareholder shall continue to comply with its obligations under the Consortium Agreement.
Section 4.02     Cooperation with Parent and Merger Sub
Each Supporting Shareholder shall cooperate with Parent and Merger Sub so that they could perform their obligations under the Merger Agreement effectively and without delay.
Section 4.03     Proxy Statement
Each Supporting Shareholder shall promptly furnish, upon Parent’s request, any information needed relating to itself and its Affiliates for express inclusion in the Proxy Statement (the “Furnished Information”) to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of the Merger Transactions by the shareholders of the Company. Such Supporting Shareholder hereby warrants that the Furnished Information will not, (i) on the date that the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Supporting Shareholder makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or information relating solely to Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 4.04     Non-Reliance on Company Estimates, Projections, Forecasts, Forward Looking Statements and Business Plans
In connection with the due diligence investigation of the Company by Parent as representative of the Rollover Shareholders, the Company has made available to Parent, and may continue to make available after the date hereof, certain estimates, projections, forecasts and other forward looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective business and operations. Each Supporting Shareholder hereby acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward looking statements, as well as in such business plans, with which such Supporting Shareholder is familiar, and (b) such Supporting Shareholder has the option of making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward looking information, as well as such business plans, so furnished to Parent (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information or business plans.
Section 4.05     Independent Investigation
Parent, as representative of the Rollover Shareholders, has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries on behalf of the Supporting Shareholders, which investigation, review and analysis was performed by Parent through its Affiliates and Representatives. In entering into this Agreement, each Supporting Shareholder acknowledges that it has the option to make its own independent investigation, review and analysis.
Section 4.06     Further Assurance
Each Supporting Shareholder shall, promptly upon request of Parent or Merger Sub, execute and deliver any additional documents and take such further actions as may reasonably be requested by Parent or Merger Sub in order to accomplish the purposes of this Agreement or the Merger Transactions.
ARTICLE V

TERMINATION
This Agreement and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is validly terminated in accordance with its terms and (b) the Effective Time.  Termination of this Agreement shall not relieve any Rollover Shareholder from liability for any breach hereof prior to such termination.
ARTICLE VI

MISCELLANEOUS
Section 6.01     Amendment and Modification of this Agreement
This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the Company.
ARTICLE VII

GOVERNING LAW
This Agreement shall be governed by, and construed in accordance with, the substantive laws of Hong Kong without regard to the conflicts of laws principles thereof.
ARTICLE VIII

DISPUTE RESOLUTION
Section 8.01     Subject to Section 8.03, any claims, disputes, actions, and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by Section 8.02. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type, special, or consequential damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award.
Section 8.02     Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 8.01, any party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of Hong Kong, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 8.02 is only applicable to the seeking of interim injunctions and does not restrict the application of Section 8.03 in any way.
Section 8.03     Without prejudice to the rights and remedies otherwise available to any party, including the right to claim money damages for breach of any provision hereof, any party may bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement.
ARTICLE IX

SPECIFIC PERFORMANCE
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.
ARTICLE X

COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and will become effective when a counterpart shall have been executed and delivered by each party to the other parties.
Section 10.01     Notices
Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, overnight courier or electronic mail to such address or facsimile number or email address as such party provides in the signature pages attached hereto. All such notices, requests and other communications, (a) if hand delivered, shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. Hong Kong time on a Business Day in the place of receipt; otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt; (b) if posted by mail, it shall be treated as delivered five (5) days after posting; (c) if transmitted by facsimile or email, shall be deemed received upon confirmation of delivery.
Section 10.02     Severability
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent that such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as it is enforceable.
Section 10.03     Entire Agreement
This Agreement, the Merger Agreement and other documents and instruments and other agreements as contemplated by or referred to herein and therein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Supporting Shareholders have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.
PARENT:
SUPERNOVA INVESTMENT LTD.

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole director

Notice details

Address: ####

Email: ####

Facsimilie: ####

Signature Page to the Voting and Support Agreement

MERGER SUB:
STARMAN LIMITED

By:	/s/ CHEN, Hsuan-Wen
Name:	CHEN, Hsuan-Wen (aka Niccolo CHEN)
Title:	Sole director

Notice details

Address: ####

Email: ####

Facsimilie: ####

Signature Page to the Voting and Support Agreement

SUPPORTING SHAREHOLDERS:
SURREY GLORY INVESTMENTS INC.

By:	/s/ CHANG, Yung-Sen
Name:	CHANG, Yung-Sen
Title:	Sole director

Notice details

Address: ####

Email: ####

Facsimilie: ####

Signature Page to the Voting and Support Agreement

TONGTONG INVESTMENT HOLDING CO., LTD.

By:	/s/ LEE, Yun-Chin
Name:	LEE, Yun-Chin
Title:	Sole director

Notice details

Address: ####

Email: ####

Facsimilie: ####

Signature Page to the Voting and Support Agreement

PERFECTECH INT’L LTD.

By:	/s/ Lewis Chi-Tak LO
Name:	Lewis Chi-Tak LO
Title:	Sole director

Notice details

Address: ####

Email: ####

Facsimilie: ####

Signature Page to the Voting and Support Agreement

ALLPREMIER INVESTMENT LIMITED

By:	/s/ MA Yingna
Name:	MA Yingna
Title:	Sole director

Notice details

Address: ####

Email: ####

Facsimilie: ####

Signature Page to the Voting and Support Agreement

OCTOVEST INTERNATIONAL HOLDING CO., LTD.

By:	/s/ PAN, I-Ming
Name:	PAN, I-Ming (aka Robin PAN)
Title:	Sole director

Notice details

Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

VENTUS CORPORATION

By:	/s/ TANG, Hsin
Name:	TANG, Hsin
Title:	Sole director

Notice details

Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

MIDDLESEX HOLDINGS CORPORATION INC

By:	/s/ LIN, Yung-Chieh
Name:	LIN, Yung-Chieh
Title:	Sole director

Notice details

Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

RICH DRAGON CONSULTANTS LIMITED

By:	/s/ Chang, Jr-Neng
Name:	Chang, Jr-Neng
Title:	Sole director

Notice details

Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

NUTRONICS TECHNOLOGY CORPORATION

By:	/s/ LEE, Fu-Chi
Name:	LEE, Fu-Chi
Title:	Sole director

Notice details

Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

UNIGLOBE SECURITIES LIMITED

By:	/s/ Chun Mei CHEN De Chang
Name:	Chun Mei CHEN De Chang
Title:	Sole director

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Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

NEW ESSENTIAL HOLDINGS LIMITED

By:	/s/ CHANG Sui Gin
Name:	CHANG Sui Gin
Title:	Sole director

Notice details

Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

EMBONA HOLDINGS (MALAYSIA) LIMITED

By:	/s/ YEH, Chia-Wen
Name:	YEH, Chia-Wen
Title:	Sole director

Notice details

Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

SUFFOLK DRAGON VENTURES LTD

By:	/s/ CHEN, Shu-Lin
Name:	CHEN, Shu-Lin
Title:	Sole director

Notice details

Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

TOP BEST DEVELOPMENT LIMITED

By:	/s/ YEH HSU, Li-Li
Name:	YEH HSU, Li-Li
Title:	Sole director

Notice details

Address: ####

Email: ####

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Signature Page to the Voting and Support Agreement

ANNEX A-1
SHARES HELD OF RECORD BY THE ROLLOVER SHAREHOLDERS
 AS OF THE DATE OF THE AGREEMENT
Rollover Shareholders	Shares	ADSs[1]	Total [2]
Supernova Investment Ltd.	13,072,634	0	13,072,634
Surrey Glory Investments Inc.	0	2,379,444	14,276,664
Tongtong Investment Holding Co., Ltd.	13,061,000	0	13,061,000
Perfectech Int’l Ltd.	13,069,237	0	13,069,237
Allpremier Investment Limited	12,986,442	0	12,986,442
Octovest International Holding Co., Ltd.	13,100,000	0	13,100,000
Ventus Corporation	12,450,000	0	12,450,000
Middlesex Holdings Corporation Inc	1,186,553	1,885,241	12,497,999
Rich Dragon Consultants Limited	12,540,000	0	12,540,000
Nutronics Technology Corporation	12,550,656	0	12,550,656
Uniglobe Securities Limited	13,128,371	0	13,128,371
New Essential Holdings Limited	3,600,000	0	3,600,000
Embona Holdings (Malaysia) Limited	4,800,000	0	4,800,000
Suffolk Dragon Ventures Ltd	12,732,622	0	12,732,622
Top Best Development Limited	11,532,623	0	11,532,623

1 One ADS evidences six (6) Shares.
2 In the form of Shares (including Shares underlying ADSs).
A-1-1

ANNEX A-2
ORDINARY SHARES OF THE SURVIVING COMPANY TO BE HELD BY THE ROLLOVER
SHAREHOLDERS IMMEDIATELY AFTER THE EFFECTIVE TIME
Rollover Shareholders	Total Ordinary Shares to be Held[3]
Supernova Investment Ltd.	13,072,634
Surrey Glory Investments Inc.	14,276,664
Tongtong Investment Holding Co., Ltd.	13,061,000
Perfectech Int’l Ltd.	13,069,237
Allpremier Investment Limited	12,986,442
Octovest International Holding Co., Ltd.	13,100,000
Ventus Corporation	12,450,000
Middlesex Holdings Corporation Inc	12,497,999
Rich Dragon Consultants Limited	12,540,000
Nutronics Technology Corporation	12,550,656
Uniglobe Securities Limited	13,128,371
New Essential Holdings Limited	3,600,000
Embona Holdings (Malaysia) Limited	4,800,000
Suffolk Dragon Ventures Ltd	12,732,622
Top Best Development Limited	11,532,623

3 Based on the assumption that each Rollover Shareholder will maintain beneficial ownership over the same number of Shares (including Shares underlying ADSs) held as of the date of this Agreement and will withdraw the Shares underlying all of the ADSs held after the date of this Agreement.

A-2-1